UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 8, 2012

Green Dot Corporation
(Exact Name of the Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-34819	95-4766827
(Commission File Number)	(IRS Employer Identification No.)

605 East Huntington Drive, Suite 205 Monrovia, CA 91016	(626) 775-3400
(Address of Principal Executive Offices and Zip Code)	(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On March 8, 2012, Green Dot Corporation, a Delaware corporation (“Green Dot”) and Circle Acquisition Corporation, a newly-formed Delaware corporation and a wholly-owned subsidiary of Green Dot (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Loopt, Inc., a Delaware corporation (“Loopt”), and Shareholder Representative Services LLC, a Colorado limited liability company, as the representative of Loopt's stockholders. Pursuant to the Merger Agreement and subject to the conditions set forth therein, Merger Sub will merge with and into Loopt (the “Merger”), and Loopt will continue as the surviving corporation of the Merger and a wholly-owned subsidiary of Green Dot.
At the closing of the Merger, the stockholders and certain employees of Loopt will have the right to receive in aggregate of $40 million in cash (the “Purchase Price”), and this amount may increase by amount (not expected to exceed $3.4 million) based on the closing net working capital of Loopt. Approximately $9.8 million will be set aside as a retention pool for key Loopt employees and the balance of the adjusted Purchase Price will be payable to the stockholders of Loopt as merger consideration in accordance with the Merger Agreement (the “Merger Consideration”). Additionally, approximately $4 million of the Merger Consideration, is being held in escrow to secure certain indemnification obligations.
Loopt has agreed in the Merger Agreement not to solicit, initiate or encourage any inquiries or proposals regarding any alternative transactions involving Loopt.
The Merger Agreement contains customary representations, warranties and covenants of the parties as well as standard conditions to closing, including, among other things, Loopt stockholder approval, receipt of required regulatory approvals and third party consents, the absence of a material adverse effect on Loopt, and holders of no more than 10% of Loopt's capital stock exercising appraisal rights under Delaware law.
Funds affiliated with Sequoia Capital are significant stockholders and affiliates of both Green Dot and Loopt. Greg McAdoo, a partner with Sequoia Capital, is a member of the Board of Directors of Loopt. Michael Moritz, a partner with Sequoia Capital, is a member of the Board of Directors of Green Dot. Funds affiliated with Sequoia Capital held approximately 10.8 million shares of Loopt preferred stock, representing 25.4% of Loopt's total capital stock outstanding, and will receive approximately 23.8% of the Merger Consideration.
The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached as Exhibit 2.01 to this Current Report on Form 8-K and is incorporated herein by reference. The assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in confidential disclosure schedules that have been exchanged between the parties. Such disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties. Moreover, certain representations and warranties may not be complete or accurate as of a particular date because they are subject to a contractual standard of materiality that is different from those generally applicable to stockholders and/or were used for the purpose of allocating risk among the parties rather than establishing certain matters as facts. Accordingly, you should not rely on the representations and warranties contained in the Merger Agreement as characterizations of the actual state of facts at the time they were made or otherwise. Moreover, information concerning the subject matter of the representations and warranties may change after the date of execution of the Merger Agreement, which subsequent information may or may not be fully reflected in the public disclosures of Green Dot.
Item 7.01 Regulation FD Disclosure.
On March 9, 2012, Green Dot issued a press release announcing its entry into the Merger Agreement. and related impact. A copy of the press release is attached hereto as Exhibit 99.01 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Number	Description

2.01	Agreement and Plan of Merger dated March 8, 2012, by and among Green Dot Corporation, Circle Acquisition Corporation, Loopt, Inc. and Shareholder Representative Services LLC*

99.01	Press Release, dated March 9, 2012
_____________

*
Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Green Dot Corporation hereby undertakes to furnish supplementary copies of any of the omitted schedules and exhibits upon request by the Securities and Exchange Commission

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GREEN DOT CORPORATION

By:	/s/ JOHN C. RICCI
John C. Ricci
General Counsel and Secretary

Date: March 14, 2012

EXHIBIT INDEX

Number	Description

2.01	Agreement and Plan of Merger dated March 8, 2012, by and among Green Dot Corporation, Circle Acquisition Corporation, Loopt, Inc. and Shareholder Representative Services LLC*

99.01	Press Release, dated March 9, 2012
_____________

*
Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Green Dot Corporation hereby undertakes to furnish supplementary copies of any of the omitted schedules and exhibits upon request by the Securities and Exchange Commission